                                                                   Exhibit 10.27

                               SERVICES AGREEMENT

This Services Agreement (this "Agreement") is made by and between TIG Insurance Company (hereinafter referred to as "Hawaii") and United States Fire Insurance Company (hereinafter referred to as "C&F"), and is effective as of the 1st day of January, 2000 (the "Effective Date").

In consideration of the mutual promises set forth herein, the parties hereto agree as follows:

                                    ARTICLE I
                                    SERVICES

1.01 Hawaii agrees to provide certain services relating to the underwriting, issuance, and delivery of C&F Policies, and handling of Claims as hereinafter defined (the "Services"). As used in this Agreement, "C&F Policies" shall include all C&F policies of insurance produced by C&F agents or agencies domiciled in the State of Hawaii through the Hawaii Division of TIG Insurance Company. The Services shall be performed in accordance with the written underwriting guidelines, letters of underwriting and claims authority, manuals, procedures, instructions, and authority limits established by C&F and provided to Hawaii from time to time, which are incorporated herein by reference.

1.02 Subject to the limitations contained in this Agreement, Hawaii shall perform all acts necessary for the proper underwriting, placement, acceptance, and other servicing of C&F Policies including, but not limited to, the following:

       A. underwriting, loss control, quoting, rating, premium audit, and coding C&F Policies; and

       B. issuing, having properly countersigned (where appropriate), and delivering C&F Policies (executed by authorized officers of C&F, where appropriate); and

       C. effecting endorsements, changes, and modifications to C&F Policies as authorized by C&F; and

       D.     administering cancellation and non-renewal of C&F Policies; and

       E. promptly and adequately responding to any correspondence relating to the C&F Policies; and

       F. such other clerical, administrative, and services as necessary for C&F to properly write and manage the C&F Policies.

1.03 Hawaii shall have authority to adjust or settle Claims arising out of or in connection with the C&F Policies pursuant to the authority, limitations, and requirements set out in Exhibit A, which Exhibit is attached hereto and incorporated herein by reference, and the written claims authorities established by C&F from time to time, and which Exhibit and authorities may be modified from time to time by C&F without the need for amendment of this Agreement.

1.04 Hawaii shall work together with C&F to respond to any correspondence from any governmental body relating to the C&F Policies. Hawaii shall maintain a complaint log which complies with all applicable law. Any written response to a complaint shall be forwarded to C&F by copy.

1.05 During the Term of this Agreement, and thereafter while Hawaii is providing Services to C&F, on a monthly basis, Hawaii shall provide written or electronic reports to C&F relating to the Services provided pursuant to this Agreement in such form as C&F may approve or require from time to time.

                                   ARTICLE II
                                DUTIES OF HAWAII

2.01 Hawaii shall comply with all applicable local, state, and federal laws, regulations, rules, and requirements regarding Hawaii's duties under this Agreement. Hawaii shall immediately give notice to C&F if Hawaii becomes aware of any laws, rules, or regulations, whether proposed or in-force, that would prohibit the conduct of any Services contemplated herein.

2.02 Hawaii represents and warrants that it has obtained all licenses or other authorizations necessary to provide the Services in all jurisdictions where such licenses or authorizations may be required and any such licenses and authorizations are in full force and effect. Hawaii shall notify C&F immediately if the status of any such license is altered in any way. Further, Hawaii shall have a continuing obligation to obtain and maintain any such licenses or authorizations as may be necessary to provide the Services.

2.03 Hawaii shall maintain a listing and current copies of the insurance licenses of any sub-agent, general agent, producer, or broker from which Hawaii accepts a submission. Hawaii shall supervise all agents, general agents, sub-agents, and producers who place business through Hawaii.

2.04 Hawaii shall maintain true and correct records relating to the C&F Policies written and the Services provided herein including, but not limited to, all transactions and correspondence with policyholders, producers, sub-producers, brokers, state insurance departments, reinsurers, and C&F. All records and documents required to be maintained by Hawaii referred to herein including, but not limited to, insurance policy, policyholder information, underwriting files, and financial documents, shall be maintained during the Term and thereafter in a manner and form as mutually agreed upon or as required by C&F to be compatible with C&F's internal systems and in accordance with generally accepted accounting principles and insurance regulatory practices. Such records shall be maintained for a period of no less than five (5) years after termination of this Agreement, and in such manner and form as may be required by C&F's record retention guidelines. At the end of such five (5) year period, Hawaii shall provide C&F with the originals of such records.

         This Section 2.04 shall survive termination of this Agreement.

2.05 On request, Hawaii will forward to C&F exact copies of all C&F Policies or other appropriate evidences of insurance written, modified, or cancelled pursuant to this Agreement; underwriting and financial documents or other reports written, produced, or received hereunder; policyholder data; or any other information in Hawaii's possession requested by C&F relating to the C&F Policies.

         This Section 2.05 shall survive termination of this Agreement.

2.06 Hawaii shall advise C&F within five (5) days of its knowledge of any inquiry, investigation, cease and desist order, audit, complaint, or other similar item received from any state or federal regulatory or law enforcement body relating to C&F Policies whether or not related to the Services.

2.07 At any time upon reasonable notice to Hawaii, Hawaii shall make its books and records relating in any way to C&F Policies written hereunder available for inspection (including on-site inspection, audit, and copying) by C&F or its representatives, reinsurers, any state insurance department or regulatory body, or any governmental authority.

         This Section 2.07 shall survive termination of this Agreement.

2.08 With regard to the C&F Policies written, Hawaii shall provide, at its expense and within a reasonable time, sufficient information to satisfy reasonable reporting requirements imposed on C&F by boards, bureaus, and associations, and to enable C&F and reinsurers to file required financial statements and reports with state insurance departments and regulatory bodies. C&F shall provide Hawaii with such written reporting requirements.

         This Section 2.08 shall survive termination of this Agreement.

2.09 Hawaii may use the name, logo, or service mark of C&F or any of its affiliates in any advertising, promotional material, or in any material disseminated by Hawaii with the prior written consent of C&F. Hawaii shall maintain copies and provide an original to C&F of any advertisement or other materials approved by C&F along with full details concerning where, when, and how it was used. Hawaii shall be liable for any liability of or cost incurred by C&F as a result of any such materials.

2.10 All supplies provided to, or authorized to be used by, Hawaii by C&F shall remain the property of C&F and shall be returned immediately upon request. Upon termination of this Agreement or Hawaii's authority hereunder, at C&F's request, Hawaii shall return all, or such property as C&F may request, to C&F or to its designated representative.

2.11 If C&F provides access to C&F information or networks through computer access, Hawaii shall be responsible for maintaining the security and integrity of such information and of C&F's systems. Additionally, Hawaii shall be responsible to ensure that Hawaii's employees, agents, and representatives are aware of the sensitive and proprietary nature of the information obtained, of the importance of confidentiality, and of the conditions described in this Section 2.11.

                                   ARTICLE III
                             PREMIUMS AND ACCOUNTING

3.01 Hawaii will require all premiums for C&F Policies to be paid directly to C&F. Any premiums or monies collected by Hawaii are the property of C&F and shall be held in trust on behalf of C&F in a fiduciary capacity and shall be immediately endorsed over to C&F without deposit by Hawaii and forwarded to C&F in no more than two (2) business days.

                                   ARTICLE IV
                                   LIMITATIONS

4.01 With respect to the C&F Policies which Hawaii is now or may in the future be authorized to transact, quote, underwrite, rate, or bind under this Agreement, Hawaii will not transact, quote, underwrite, rate, or bind C&F Policies on the following:

       a. risks which are unacceptable in accordance with this Agreement, or the underwriting guidelines, letters of underwriting authority, procedures, instructions, or memoranda provided to Hawaii by C&F from time to time; or

       b. risks which are not in compliance with the applicable forms, rules, rates, or filings of C&F according to their exact terms and to the laws and regulations in effect in the territory where the C&F Policy is written.

4.02 Hawaii shall have authority to contract with, appoint, or terminate agents on behalf of C&F.

4.03 All expenses of C&F shall be the sole liability of C&F, unless assumption of such expense by Hawaii is agreed to by Hawaii. Additionally, if the parties agree in writing to share an expense and C&F bears such expense, Hawaii shall promptly remit to C&F the appropriate amount.

                                    ARTICLE V
                                      TERM

5.01 This Agreement shall commence on the Effective Date and shall continue in full force and effect (unless terminated earlier as set out in Article IX hereof) until December 31, 2000 ("Initial Term") and shall be automatically renewed beginning January 1, 2001 for successive additional term(s) of one (1) calendar year each ("Successive Term(s)") unless terminated earlier as provided herein. The Initial Term and Successive Term(s) shall collectively be referred to as "Term(s)".

                                   ARTICLE VI
                                       FEE

6.01 C&F shall reimburse Hawaii's actual expenses incurred relating to the C&F Policies written hereunder ("Fee"). Hawaii's expenses shall initially be charged based on a annual budget prepared by Hawaii and approved by C&F. One quarter of such Fee shall be payable by C&F to Hawaii quarterly on or before the beginning of each calendar quarter. C&F shall pay Hawaii the Fee by C&F check or wire transfer. If the actual expenses of Hawaii exceed or are less than the budgeted amount, Hawaii shall bill or refund to C&F the appropriate amount. Hawaii shall reconcile actual expenses to budgeted expenses at least annually.

6.02 The Fee paid hereunder shall be full compensation for all Services rendered by Hawaii pursuant to this Agreement.

6.03 Such costs as referenced in Section 6.01 shall be classified and recorded in accordance with New York State Insurance Department Regulation No. 30.

6.04 C&F shall be responsible for all sales, use, property, value-added or other taxes, if any, based on the services rendered pursuant to this Agreement excluding any taxes based solely upon the net income of Hawaii (defined as Sales Tax). Accordingly, C&F agrees to indemnify TIG from and against a final determination of Sales Tax made by any tax authority, administrative, or judicial body resulting from this Agreement. C&F and TIG agree to reasonable cooperation with each other to determine the appropriate Sales Tax, if any, resulting from this Agreement.

                                   ARTICLE VII
                            RIGHTS AND DUTIES OF C&F

7.01 C&F, in its sole discretion, shall have the right to refuse to permit Hawaii to perform, or to suspend or terminate any Service performed hereunder, that it believes does not comply with the terms of this Agreement or any applicable law or regulation.

7.02     C&F shall provide Hawaii the services listed in Exhibit B.


                                  ARTICLE VIII
                          INDEMNIFICATION AND INSURANCE

8.01 Indemnification. Each party ("Indemnifying Party") agrees to indemnify, defend, and hold harmless the other party ("Indemnified Party"), its officers, directors, agents, and employees from and against all liabilities, losses, expenses, claims, demands, suits, fines, or judgements including, but not limited to, attorneys' fees, costs, and expenses incident thereto which may be suffered by, accrued against, be charged to or recoverable from the Indemnified Party, its officers, directors, agents, or employees, by reason of or arising out of or in connection with any negligent or intentional acts, errors, or omissions of the Indemnifying Party, its officers, directors, agents, or employees.

         This Section 8.01 shall survive termination of this Agreement.

8.02 Notice with Respect to Indemnification. The Indemnified Party shall provide the Indemnifying Party notice of any proceedings to which this
         Article VIII applies as soon as the Indemnified Party learns of such proceedings.

         This Section 8.02 shall survive termination of this Agreement.

                                   ARTICLE IX
                                   TERMINATION

9.01 Events of Default. The failure of Hawaii or C&F to observe or perform in any material respect any duties or obligations set forth in this Agreement, which failure continues unremedied for seven (7) days after written notice shall be provided to such defaulting party by the aggrieved party shall be an event of default ("Event of Default") under this Agreement, which Event of Default shall entitle the aggrieved party to immediately terminate this Agreement upon written notice to the other.

9.02 Termination Upon Notice. This Agreement may be terminated at any time without cause by either party giving the other party one hundred eighty
         (180) days written notice.

9.03 Continued Servicing. Hawaii agrees that in the event this Agreement is terminated, Hawaii shall continue to perform the Services regarding the C&F Policies written by C&F prior to the effective date of any such termination, until such C&F Policies have been completely cancelled, non-renewed, or otherwise terminated pursuant to C&F's written instructions; provided, however, that C&F may, in its sole discretion, immediately suspend or terminate Hawaii continuing service obligation hereunder.

         If Hawaii fails in any respect to fulfill its continuing service obligation with regard to the C&F Policies, Hawaii agrees that it shall reimburse C&F any expense incurred by C&F to service or arrange for the servicing of the C&F Policies.

                                    ARTICLE X
                                  MISCELLANEOUS

10.01 Notice. Except as otherwise set forth herein, any notice required under this Agreement must be in writing and either sent by first class mail, facsimile, certified mail, or personally delivered. Notice shall be effective either upon receipt, or five (5) days after mailing to the other party, whichever comes first. Unless changed, the addresses of the respective parties are:

         C&F:

                  Crum & Forster Indemnity Company
                  305 Madison Avenue
                  Morristown, NJ  07960

                  Attn:    Dave Ghezzi

                  cc:      Valerie Gasparik, Assistant General Counsel

         Hawaii:
                  Hawaii Division of TIG Insurance Company
                  733 Bishop Street, Suite 2200
                  Honolulu, HI  96813

                  Attn:    Wayne T. Hikida
                  cc:      General Counsel

                           5205 N. O'Connor Boulevard
                           Irving, TX  75039

10.02 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii, without regard to its rules regarding conflict of laws.

10.03 Severability. Wherever possible, each provision of this Agreement will be interpreted in such a manner and to such an extent as to be effective and valid under applicable law. If any provision is prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity.

10.04 Integration, Waiver, and Amendment. This Agreement constitutes the entire agreement between C&F and Hawaii with regard to servicing of the C&F Policies, and supersedes any and all other agreements, either oral or written, between C&F and Hawaii with respect to servicing the C&F Policies. No waiver by either party to enforce any provision of this Agreement will be effective unless made in writing and signed by an authorized officer of C&F and Hawaii, and shall be effective only as to the specifically stated waiver. No amendment to this Agreement will be effective unless made in writing and signed by the parties hereto, and specifying the effective date of such amendment.

10.05 Conformance to Law. This Agreement is subject to the non-disapproval of the Insurance Department of the State of New York, pursuant to Article 15 of the New York Insurance Law, and such terms and conditions as may be required by the New York Insurance Department to be altered or amended shall be deemed acceptable to the parties hereto, to the extent same shall not change the substance and intent of this Agreement.

10.06 Non-Assignability/Non-Delegation. Hawaii may neither delegate its duties nor assign its rights under this Agreement, either in whole or in part, unless otherwise agreed upon and authorized in writing by a Vice President or more senior officer of C&F.

10.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Services Agreement to be executed as of the day and year first above written.

                  TIG INSURANCE COMPANY

By:               /s/  FRANK C. TAYLOR
                  -----------------------------------
                  Frank C. Taylor
                  Managing Director

                  CRUM & FORSTER INDEMNITY Company

By:               /s/  MARY JANE ROBERTSON
                  --------------------------
Name:             Mary Jane Robertson
Title:            Executive Vice President and CFO

                  CRUM & FORSTER INDEMNITY Company

By:               /s/  VALERIE J. GASPARIK
                  -----------------------------------
Name:             Valerie J. Gasparik
Title:            Secretary

                                    EXHIBIT A

                                     CLAIMS

Hawaii shall handle Claims in accordance with the provisions of this Exhibit A.

I.     DEFINITIONS

1.01 ALAE shall mean all costs and expenses that are chargeable to the investigation, adjustment, settlement, or defense of a Claim for benefits or damages under a C&F Policy.

1.02 Claim or Claims shall mean any monetary demand, suit, occurrence, or loss, actual or alleged, in the Claims Territory arising out of or in connection with a C&F Policy.

1.03 Claim Services shall mean those claims administration services provided hereunder by Hawaii which are described in Article III of this Exhibit A.

1.04   Claims Territory shall mean the State of Hawaii.

1.05 Recoveries shall mean any and all credits, subrogation, salvage, adjustment reimbursements, overpayments, voided or returned checks, or other recoveries which shall be credited to a C&F Policy.

II.    CLAIM SERVICES

2.01 Hawaii shall administer all Claims in accordance with the terms and conditions of the C&F Policies, this Agreement, and every applicable code, statute, law, rule, or regulation.

2.02 Hawaii shall perform the Claim Services and refer such Claims as may be designated in accordance with C&F's written standards, limitations, guidelines, instructions, policies, procedures, or limitations provided to Hawaii by C&F from time to time without the need to amend this Agreement.

2.03   Hawaii shall perform the following Claim Services:

       A. Examine all reported Claims (including incidents thereof which have been reported but for which no Claims have been made); and

       B. Maintain a Claim file for each reported Claim which shall be reviewable at any and all reasonable times by C&F; and

       C. Investigate all reported Claims as necessary using (at Hawaii's sole expense), if approved by C&F, a vendor from a list approved in writing by C&F; and

       D. Provide C&F, upon request, with a clear synopsis of the fact patterns of any Claim; and

       E. Determine and evaluate any coverage issues arising out of or in connection with such Claims, and to refer any actual or potential coverage issues to C&F with recommendations and, thereafter, to follow C&F's direction in the further administration of such Claims; and



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

       F.     Prepare and send a reservation of rights letter; and

       G. Determine proper workers' compensation benefits due, if any, on compensable Claims; and

       H.     Establish, pursuant to C&F's standards, reserves for all Claims;
              and

       I. Subject to the limitations contained herein, resist those Claims or adjust, handle, or settle to conclusion those Claims that C&F is legally obligated to pay or which C&F advises Hawaii it desires to pay, including the necessary preparation for and handling of any subrogation or contribution action which may inure to the benefit of C&F; and

       J. Make timely payment of Claims and ALAE through C&F's claims system in accordance with payment procedures established by C&F; and

       K. Coordinate a proper defense with counsel selected from a defense panel list approved in writing by C&F and reviewed annually with C&F; and

       L. Perform all necessary administrative and clerical work in connection with Claims; and

       M.     Provide all forms necessary for the administration of Claims; and

       N. Perform all necessary services to collect Recoveries and properly credit Recoveries to the appropriate Claim file; and

       O. Collect, process, and report data in the manner required by the Internal Revenue Service for the purpose of preparing C&F's 1099 Miscellaneous Income filing for the Claims or ALAE payments made pursuant to this Agreement; and

       P. Provide such reports as C&F may request relating to Claims including, but not limited to, Claim payments made, reserves, and ALAE; and

       Q. Report suspected fraud as required by C&F or any applicable code, statute, law, rule, or regulation, and provide a copy of such report to C&F; and

       R. Upon C&F's request relating to a Claim or Claims, promptly provide C&F a captioned report identifying for each Claim:

                     -      Claim number;
                     -      Accident description;
                     -      Claimant and injuries;
                     -      Detailed description of outstanding issues; and
                     - Reserve calculation including loss and ALAE paid to date.

              The selection criteria for Claims to be reported is at the sole discretion of C&F.

2.04 To administer Claims hereunder, Hawaii shall use C&F's claims administration system or an interface transfer mechanism between the Hawaii's system and C&F's system which is compatible with C&F's computer systems and which complies with the established format and edit rules supplied to Hawaii by C&F. Hawaii agrees to provide C&F with system support for an interface of claims data between Hawaii's and C&F's systems. This data transfer shall include all payments, Recoveries, and reserve activities which have occurred and shall include a tie indicator for multiple claimants injured in a single occurrence, and such other information as the C&F may request from time to time.

       C&F reserves the right to alter or amend the format or edit rules as necessary, including but not limited to, the frequency of the data transfer.

III.   HAWAII'S DUTIES AND OBLIGATIONS

3.01 Hawaii shall follow any and all standards, guidelines, instructions, policies, and procedures as C&F may from time to time establish with regard to Hawaii's performance of Claim Services hereunder.

3.02 Hawaii represents and warrants that Hawaii, Hawaii's employees, and that every adjuster, investigator, appraiser, or other third party used by Hawaii is, and shall continue to be, if necessary, during the Term of this Agreement, authorized and duly licensed to administer Claims in compliance with every applicable code, statute, law, rule, or regulation.

3.03 Hawaii agrees to administer Claims and to ensure that every adjuster, investigator, appraiser, or other third party used by Hawaii adjusts Claims during the Term of this Agreement in compliance with every applicable code, statute, law, rule, or regulation.

3.04 Hawaii shall maintain the confidentiality of all data supplied to, or obtained or used by, Hawaii in the performance of Claim Services including, but not limited to, any systems or software of C&F to which Hawaii may be given access, all information within the Claim files, and collective data (the "Confidential Information") as Hawaii maintains its own confidential data and information. Hawaii shall not disclose the Confidential Information without the prior written consent of C&F.

3.05 Hawaii shall post Recoveries to the appropriate claim files and shall report Recoveries in the monthly reconciliation and other reports required by this Agreement.

3.06 All records, files, correspondence, and other materials pertaining to the Claims administered hereunder shall be the sole property of C&F, and upon termination of this Agreement or Hawaii's authority hereunder, Hawaii, at the sole discretion and direction of C&F, shall return all such original Claim files to C&F or its representative.

3.07 All supplies and forms provided or authorized by C&F are the sole property of C&F, and all such property shall be returned to C&F immediately upon request. Hawaii shall indemnify and hold C&F fully harmless with respect to any unauthorized use of such C&F property.

IV.    CLAIM SYSTEM

4.01 C&F shall give Hawaii access or limited access to C&F's claim system or other C&F software or systems (collectively, the "Software") for the handling of Claims hereunder. Hawaii shall use the Software to administer Claims hereunder and shall promptly and accurately input information or data in accordance with any guidelines provided by C&F to Hawaii from time to time.



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

4.02 No title to or ownership of the Software, or any part of the Software, is hereby transferred to Hawaii. Hawaii may not use, copy, modify, sell, transfer, or cause to be used, copied, modified, sold, or transferred, or otherwise make the Software available to any third party, or any copy thereof, in whole or in part.

4.03 C&F makes no warranties, express or implied, with regard to the Software including, but not limited to, any implied warranties of merchantability and fitness for a particular purpose, or as to the design, documentation, function, maintenance, or operation of the Software, and shall have no responsibility for errors in the Software or the information obtained from the Software.

4.04 C&F shall not be liable for any claims, damages, or expenses of any kind with respect to the use of the Software, or the information obtained by Hawaii through the Software, or due to any Force Majeure condition, whether made of suffered by the Hawaii or any other person, whether for damages, contribution, or other relief, and whether direct or indirect, general or special, incidental or consequential, even if the C&F has been advised of the possibility of such liability.

4.05 Hawaii shall make all reasonable efforts to assure the operation of any computer hardware used by Hawaii in the administration of Claims hereunder including, but not limited to, the provision of appropriate system back up (no less than weekly), and disaster recovery. In the event of damage to or malfunction of the computer hardware, Hawaii will use all reasonable efforts to obtain replacement alternative computer hardware to restore the Claim Services to an acceptable level in a timely manner. In the event that the computer data is not available, Hawaii will attempt to reconstruct or recover that data from computer data files stored at remote locations and from source records to restore the service to an acceptable level in a timely manner.

4.06 Hawaii shall pay for any costs of hardware necessary to utilize the Software and any access or line charges incurred in utilizing the Software.

V.     COMPANY'S RIGHTS, DUTIES, AND OBLIGATIONS

5.01 C&F agrees to cooperate with Hawaii as C&F deems necessary with respect to the performance of Claim Services including, but not limited to, responding to Hawaii's requests for information, meeting with Hawaii as may be needed, and making decisions on Claims matters, as required by this Agreement.

5.02 Notwithstanding anything to the contrary in this Agreement, C&F shall have the right, at any time and at its sole option, to assume control over the administration of a particular Claim or Claims.

                                    EXHIBIT B

                                  C&F SERVICES

A.     C&F shall provide the following services for Hawaii:

       1. Treasury: C&F shall provide treasury services to Hawaii, including, but not limited to establishing and maintaining bank accounts, and lock box.

       2. Finance: C&F shall process account reports, expense reports, and journal entries as necessary to process C&F Policies.

       3. Direct Bill: C&F shall maintain direct bill capabilities for current business written on direct bill basis, and process any such C&F Policies.

       4. Actuarial: C&F shall provide actuarial support for (i) establishing reserves and (ii) business planning purposes. On or before 60 days from end of each calendar quarter, C&F shall provide actuarial analysis of C&F Policies by annual statement line of business. C&F shall provide actuarial assistance to Hawaii in establishing rates for C&F Policies.

       5. State Filings: C&F shall provide administrative assistance for regulatory filings for C&F Policies written on C&F paper including preparation of filing documents and answering inquiries regarding same.

       6. Legal / Regulatory: C&F shall provide legal services as requested by Hawaii to support drafting contracts with Hawaii's agents. C&F shall provide regulatory advice and assistance.

       7. Program support: Program support provided by C&F for Hawaii shall include the maintenance and handling of proof of mailings, renewal notices, cancellations, policy stat reports, dens, and microfilm retrieval, ISO manuals and circulars, Hawaii Workers' Compensation Bureau reporting, assessments, boards and bureaus, data calls, maintaining producer information, blocks of code, agency licensing, and appointments.

       8. Systems: C&F will provide systems support to Hawaii for systems existing on the execution date of this Agreement, including:

                     UNDERWRITING. Gen-A-Rate, Universal Policy Review, Commercial Umbrella (CUES), Client Management System (CMS), Risk Management Systems (RAMS).

                     CLAIMS. Automated Claims Systems (ACS), Claims Assist, Claims Adhoc, Claims Information Access (CIA).

                     STAFF COUNSEL. Corporate Legal Management System (CLMS).

                     WINDOWS95. C&F's current license will be used.




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       9.     Claims: C&F shall provide claims services on Claims arising out of
              C&F Policies if such Claims fall outside Hawaii's authority or expertise.

       10. Underwriting: C&F shall provide underwriting support as currently provided for excess C&F Policies, surplus lines C&F Policies, and large workers' compensation C&F Policies.

       11. Reinsurance: Consistent with past practices, C&F shall assist Hawaii with reinsurance acquisition, maintenance, termination, and collection on all existing reinsurance treaties relating to C&F Policies.


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